Generex Biotechnology Finalizes Acquisition of Remaining Veneto Operating Assets

MIRAMAR, FL, November 2, 2018 / (Business Wire) / -- Generex Biotechnology Corporation (www.generex.com) (OTCQB:GNBT) (http://www.otcmarkets.com/stock/GNBT/quote) today announced that it has completed the second and final tranche of the acquisition of operating assets from Veneto Holdings, L.L.C. (“Veneto”), a private company, and certain of its affiliated entities (collectively, the “Veneto Group”).

The Veneto Group provides specialty pharmacy services and products including surgical products and services, diagnostic testing for screening human blood, urine and/or saliva samples for the presence of narcotics, medications, alcohol and other drugs and substances, durable medical equipment services, and ancillary healthcare services such as management services for its businesses.

On October 3, 2018, Generex affiliate NuGenerex Distribution Solutions 2, LLC (“NuGenerex”) agreed to purchase Veneto Group’s eight pharmacies, a wholesale pharmacy purchasing company, and an in-network laboratory. In consideration, NuGenerex executed and delivered to Veneto a promissory note in the principal amount of US $15,000,000 (the “First Tranche Note”).

On November 1, 2018, NuGenerex completed the acquisition of the balance of the Veneto Group operating assets, consisting primarily of its management services organization (MSO) business and two additional ancillary service companies. In consideration of the sale, transfer, and assignment of those assets, NuGenerex executed and delivered to Veneto a secured promissory note in the principal amount of US $35,000,000 due January 15, 2019. The note is guaranteed by Generex and retires and replaces the First Tranche Note.

Commenting on this important milestone for Generex, Joseph Moscato, President & Chief Executive Officer, commented, “The completion of this acquisition provides us with revenue generating assets and brings us one step closer to realizing our vision of building a new kind of pharmaceutical company that provides end-to-end solutions for doctors and patients optimizing health outcomes. Generex is now able to provide administration and management services to pharmacies, labs, and other ancillary networks that enable them to deliver better patient care. These services are complemented by a centralized call-center that provides medication therapy and disease management services. So far, this model is implemented in five states (Arizona, Colorado, New Mexico, Oklahoma, and Texas). However, our expansion plan is already underway to implement the model in 22 states where we expect to have operations by the end of 2020.”

Mr. Moscato continued, “We have also identified and are planning further acquisitions in the area of novel therapeutic and diagnostic products that will be integrated into our distribution network bringing our new model of an end-to-end solution to realization.”

Terry Thompson, Generex Chief Operating Officer, said: “We welcome the Veneto team who will join us to create the backbone of our corporate management team. They bring with them a wealth of experience and understanding of the market. Their knowledge and experience will provide support and guidance as we engage in our plan to rapidly grow the Company. The advanced systems at Veneto allow for control of processes including Legal, Regulatory Compliance, Finance, HR, and Sales and Operations and we look forward to incorporating them into the larger organization.”

The combined Company has re-branded as NuGenerex Distribution Solutions and will leverage its relationship with the MSO company Rapport Services, LLC, serving as the Managing Member.

Brooks, Houghton & Company, Inc. acted as the Company’s M&A advisor in respect of the Acquisition, and Eckert Semans Cherin & Mellott, LLC served as legal counsel to the Company.

Further particulars in respect of the Acquisition will available in the Generex Form 8-K Current Report to be filed with the U.S. Securities and Exchange Commission on or before November 5, 2018 and publicly available at www.sec.gov and the disclosures in this press release are subject to those said particulars.

About Generex Biotechnology Corporation

Generex is a strategic, diversified healthcare holdings company with offerings in a variety of services, diagnostics, medical devices, and pharmaceutical development.

The Company’s direct-to-patient services support its strategy of all-inclusive access to doctors, diagnostics, therapeutics, and additional health-related services to greatly improve the patient experience in receiving care.

On the provider side, Generex’s management services remove administrative burdens in multiple provider settings, including private practice and hospital, allowing doctors to devote more time to patient care.

Revenue from the Company’s subsidiaries will support clinical advancement of its wholly owned therapeutic products with a focus in immunotherapeutics based on stimulating critical members of the immune response, known as T helper cells, and its proprietary buccal administration of insulin.

Cautionary Note Regarding Forward-Looking Statements

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plan," "believes," "will," "achieve," "anticipate," "would," "should," "subject to" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

Generex Contacts:

Generex Biotechnology Corporation

Joseph Moscato

646-599-6222

Todd Falls

800-391-6755 Extension 222

investor@generex.com

Russo Partners

Investor / Media Contacts:

Alex Fudukidis

(646) 942-5632

alex.fudukidis@russopartnersllc.com

Caroline Cunningham

(212) 845-4292

Caroline.Cunningham@russopartnersllc.com